Exhibit 4.1

Enrolment Form

Barrick Gold Corporation’s (“Barrick”) Dividend Reinvestment Plan

Please refer to the Plan Offering Circular before enrolling Copies are available online at: www.canstockta.com or www.barrick.com

To: CST Trust Company (“CST”)

I wish to enrol in Barrick’s Shareholder Dividend Reinvestment Plan (the “Plan”) in order to reinvest all of the cash dividends received on my Barrick common shares in additional Barrick common shares.

By signing this form, I request to be enrolled in the Plan, acknowledge that I have read the Plan Offering Circular containing and describing the Plan and that my participation in the Plan will be subject to the terms and conditions of the Plan. I also acknowledge that my enrolment in the Plan will remain in effect until I otherwise notify CST, in writing, in accordance with the terms and conditions of the Plan.

PLEASE PRINT CLEARLY – To avoid delays and ensure your enrolment, please complete all fields

First Shareholder Name:		Date of Birth (DD/MM/YYYY):	Occupation

Second Shareholder Name (if applicable):		Date of Birth (DD/MM/YYYY):	Occupation:

Third Shareholder Name (if applicable):		Date of Birth (DD/MM/YYYY):	Occupation:
Address: (street number and name, apartment number or suite):

City:	Province:	Postal code:	Daytime Telephone: ( )

S.I.N. / T.I.N.:	Shareholder Account Number	Shareholder Email (optional):

Your Shareholder Account Number is located on your Barrick dividend cheque.

Shareholder Signature	Second Shareholder Signature (if applicable)	Third Shareholder Signature (if applicable)	Date (DD/MM/YY)

Please see reverse of form for instructions and additional information. 20120228Int

Instructions:

1.	IMPORTANT: If shares are held by a corporation, partnership, association, agency, estate or trust, this form must be signed by a duly authorized signing officer whose title must be provided. CST may require submission of satisfactory evidence of authority of the person executing the form.

2.	If shares are jointly held, all shareholders must sign this form.

3.	This form must be provided to CST a minimum of five business days prior to a dividend record date in order for the shareholder to participate in the Plan with respect to such dividend record date.

4.	Participation in this plan is limited to residents of Canada and the United States.

5.	If your shares are held in more than one account, a separate enrolment form must be completed for each account that you wish to participate in the Plan.

6.	Non-registered beneficial holders (i.e., shareholders who hold their shares through an intermediary, such as a financial institution, broker or other nominee) should consult with that Intermediary to determine the procedure for participation in the Plan.

7.	For inquiries, please contact CST Trust Company at 1-800-387-0825 or inquiries@canstockta.com.

8.	Once completed, please return the form to:

CST	Trust Company
P.O.	Box 4229
Station A

Toronto, ON M5W 0G1

Fax: 888-488-1416

Note:

CST is soliciting this information in compliance with the Plan and Anti-Money Laundering and Anti-Terrorist Financing legislation. All information will be held in accordance with our Privacy Policy located at http://www.canstockta.com/privacyPolicy.do